Exhibit 99.1

Motorola Announces Three-Year Extension of iDEN Infrastructure and Handset Supply Agreements with Nextel

SCHAUMBURG, III. – 16 December 2004 – Motorola, Inc. (NYSE: MOT) today announced that it has reached an agreement with Nextel Communications Inc. (NASDAQ: NXTL) to extend its iDEN infrastructure and iDEN subscriber supply agreements for a period of three years from January 1, 2005 through December 31, 2007.

Terms of the existing iDEN infrastructure supply agreement that are being extended includes those relating to base station equipment, core network equipment, plus software and hardware maintenance and support services necessary to expand, upgrade and support Nextel’s nationwide iDEN based network. The extension of the iDEN subscriber supply agreement includes pricing and other terms relating to current and proposed new handset models for Nextel, including handset models to be marketed under Nextel’s youth-lifestyle brand, Boost Mobile.

“Today’s announcement is another important milestone in Motorola’s long-standing relationship with Nextel,” said Adrian Nemcek, president of Motorola’s Networks business. “Extending our iDEN supply relationship with Nextel for another three years further solidifies Motorola’s relationship with Nextel as supplier of iDEN technology that has existed since the early 1990s. Motorola and Nextel remain committed to the ongoing development and deployment of iDEN technology and products.”

“We’re pleased to continue our close and cooperative working relationship with Motorola,” said Nextel Executive Vice President and Chief Operating Officer Tom Kelly. “Our collaboration has resulted in the development of iDEN products and services that enable Nextel to serve the most valuable customers in the wireless industry.”

“Based on current projections, Motorola expects the value of its infrastructure and subscriber shipments to Nextel to be comparable to the average levels we’ve seen over the past two years,” added Nemcek.

Motorola noted that more new models of iDEN handsets are expected to be introduced in the next 12 months, including new models that incorporate the new WiDEN data functionality that increases data rates up to four times faster than customary iDEN data rates.

About Motorola

Motorola is a FORTUNE 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US$27.1 billion in 2003. For more information: www.motorola.com.

Motorola’s iDEN technology is currently deployed in 18 countries around the globe with approximately 21 million customers enjoying the benefits of a single handset that offers one-to-one Push-To-Talk service; simultaneous Push-To-Talk service to multiple individuals or groups; telephone interconnect service; short-messaging; and wireless internet data service. Current models of iDEN handsets offer a full range of features including global positioning satellite (GPS) technology, color displays, speakerphone, voice recorder, voice dialing and downloadable ring tones in competitively sized and designed handsets. For further information on iDEN handsets, visit www.motorola.com/iden.

Business Risks:

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include statements about: the value of future infrastructure and subscriber shipments under the agreements, and the planned introduction of new products. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: changes in consumer demand for the products and technology subject to the agreements, especially for new products or technology; regulatory changes adversely impacting the use, performance or competitiveness of iDEN technology; the impact of the proposed merger of Nextel and Sprint was announced December 15, 2004 the risk associated with the development, implementation and commercialization of new products and features, uncertainty of current economic and political conditions, possible industry realignment or restructuring, as well as the economic outlook for the telecommunications industry; and other factors found (i) on pages 76 through 85 of Motorola’s annual report on Form 10-K for the year ended December 31, 2003, in Motorola’s first, second and third quarter reports 2004 on Form 10-Q and in its other filings with the SEC, and (ii) in Nextel’s annual report on Form 10-K for the year ended December 31, 2003 and in Nextel’s first, second and third quarter 2004 reports on Form 10-Q and in its other SEC filings.

Media Contact:

Jennifer Weyrauch

Motorola

Jennifer.Weyrauch@motorola.com

(847) 435-5320